Exhibit 99.1

Beeline Holdings Appoints Industry Veteran David Kittle as Special Advisor

Providence, RI – March 12, 2025–Beeline Holdings, Inc. (Nasdaq: BLNE) today announced that mortgage industry leader David G. Kittle, CMB has been appointed as Special Advisor to the company and its Board of Directors.

Mr. Kittle brings 49 years of experience in the mortgage sector, having played a pivotal role in shaping the industry. He is currently the Co-Founder and Partner of The Mortgage Collaborative, a nationwide network of independent mortgage bankers, credit unions, and banks.

Throughout his distinguished career, Mr. Kittle has built, managed, and led multiple mortgage and mortgage-related companies, beginning on the title side before expanding into executive leadership. Notably, in 2009, he served as Chairman of the Mortgage Bankers Association, a testament to his expertise and influence in the field.

Mr. Kittle has been closely involved with Beeline since its inception, serving on the company’s principal subsidiary’s Board of Directors from 2020 to 2024. His new role as Special Advisor will allow him to work directly with Beeline’s executive team, providing strategic guidance as the company continues its rapid expansion.

“As Special Advisor, David brings invaluable expertise to Beeline, collaborating closely with our leadership to drive innovation and market growth,” said Nick Liuzza, CEO of Beeline Holdings. “We are in full growth mode, gaining market share against larger, more established lenders. David’s insight and industry connections will be instrumental in accelerating our success.”

This appointment follows Beeline’s recent approval for listing on Nasdaq, where it now trades under the symbol BLNE.

About Beeline Holdings, Inc.:

Beeline Holdings is a forward-thinking mortgage lender leveraging cutting-edge technology to simplify and streamline the home financing process. The company is committed to providing a seamless, customer-centric experience while expanding its presence in the mortgage industry.

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